Exhibit 99

FOR IMMEDIATE RELEASE
Jenna Connour
262.264.0836
JConnour@WaterstoneMortgage.com

Waterstone Mortgage Reaches $2.5 Billion in Loan Origination for 2016
Mortgage lender sets all-time company record for annual origination in 2016 and launches Waterstone Mobile app in 2017

Pewaukee, Wis. (Jan. 17, 2017) – National mortgage lender Waterstone Mortgage Corporation surpassed $2.5 billion in mortgage loan originations in 2016. The achievement marks a 16 percent increase in sales over 2015 and an all-time annual record for the company, which was founded in 2000.

On the heels of this accomplishment, this month Waterstone Mortgage also launched the new Waterstone Mobile app, a proprietary technology solution that connects loan originators with their clients and referral partners and allows potential homebuyers to pre-qualify for a mortgage on their mobile devices in a few simple steps. In the next phase of development, the app will also allow homebuyers and their Realtors to access real-time updates and details on their loan status.

"It's a very exciting time at Waterstone Mortgage," said Waterstone Mortgage president & CEO Eric Egenhoefer. "In addition to our record of $2.5 billion in annual originations, we've added a considerable number of branches in the past year. Now, with the launch of the proprietary Waterstone Mobile app, we're stepping into a new era of mortgage lending technology."

The Waterstone Mobile app includes a variety of features, such as mortgage calculators, links to the loan originator's social media accounts and contact information, and access to a brief pre-qualification form that can be completed in a matter of minutes. The goal of the app is to provide loan originators, referral partners, and clients with a way to easily and quickly communicate with one another and to access important information.

"As an organization, we are fortunate to have a dedicated team of employees who understand the importance of closing on time," said Egenhoefer. "Our origination achievements, as well as our proprietary technology, would never exist without the hard-working individuals who strive every day to make these goals a reality."

Waterstone Mortgage's strength in loan origination continues to benefit the organization's parent company, WaterStone Bank.

"Waterstone Mortgage is a significant contributor to the growth and profitability of WaterStone Bank," said WaterStone's president and CEO, Doug Gordon. "Their continued commitment to customer service, through technological enhancements, drives their success."

About Waterstone Mortgage Corporation:
Waterstone Mortgage Corporation is an innovative, strong, and secure mortgage lending company that has maintained a reputation for exceptional service and competitive mortgage financing. Founded in 2000, the company has the ability to lend in 42 states.

In 2016, Waterstone Mortgage surpassed $2.5 billion in annual loan origination volume. The company has been named to the Milwaukee Journal Sentinel's Top Workplaces, National Mortgage Professional Magazine's Top 100 Mortgage Employers, Mortgage Executive Magazine's Top 50 Mortgage Companies to Work For, Inside Mortgage Finance's Top 100 Mortgage Lenders, Scotsman Guide's Top Mortgage Lenders, and the Milwaukee Business Journal's Fastest Growing Firms. Waterstone Mortgage was awarded the 2015 Ellie Mae Hall of Fame Award for Outstanding Efficiency & Return on Investment and the 2016 Ellie Mae Hall of Fame Award for Exceptional Achievement in Business Growth.

Headquartered in Pewaukee, Wisconsin, Waterstone Mortgage is a wholly owned subsidiary of WaterStone Bank SSB (NASDAQ: WSBF) with assets of more than $1.8 billion. To learn more about Waterstone Mortgage, visit www.WaterstoneMortgage.com.

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